Exhibit 99.1

Adamas Provides Preliminary Fourth Quarter and Full Year 2019 GOCOVRI® Product Sales and Outlines Key Priorities for 2020
-- Product sales expected to be approximately $16.3 million for fourth quarter 2019 and approximately $54.6 million for full year 2019 --
-- Total prescriptions of approximately 7,160 for fourth quarter 2019 and approximately 25,780 for full year 2019 --

EMERYVILLE, Calif., January 8, 2020 – Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS), a company dedicated to developing and delivering medicines that make a clinically meaningful difference to people affected by neurological diseases, today provides preliminary unaudited fourth quarter and full year 2019 product sales for GOCOVRI® (amantadine) extended release capsules and outlines key business priorities for 2020.
“We are pleased by our fourth quarter product sales, which reflect recent operational improvements and the continued advancement of GOCOVRI’s commercialization,” said Neil F. McFarlane, Chief Executive Officer of Adamas. “In 2020, we intend to further strengthen our operations to benefit Parkinson’s disease patients with dyskinesia as well as OFF. Additionally, the recently announced settlement agreement with Sandoz demonstrates the strength of Adamas’ intellectual property. We are well-positioned to optimize the opportunity for GOCOVRI and to invest strategically in the growth of Adamas.”
Preliminary Unaudited Fourth Quarter and Full-Year 2019 Product Sales for GOCOVRI
GOCOVRI product sales for the full year 2019 are anticipated to be approximately $54.6 million compared to $34.0 million for the same period in 2018, an increase of 60%. Product sales for 2019 were based on total prescriptions of approximately 25,780 compared to 15,500 in 2018. Adamas expects GOCOVRI product sales to be approximately $16.3 million for the fourth quarter 2019 compared to $13.9 million for the third quarter 2019, a sequential increase of 17%. Fourth quarter 2019 prescriptions were 7,160 compared to 6,640 prescriptions for the third quarter 2019. New patients started on GOCOVRI in the fourth quarter 2019 was 750 compared to 710 in the preceding quarter. Adamas had approximately $132.6 million of cash, cash equivalents, and available-for-sale securities at December 31, 2019. These preliminary results are based on management’s initial analysis of operations for the quarter ended December 31, 2019. Adamas expects to report its full financial results for the fourth quarter and fiscal year 2019 in February 2020.
Key Priorities for 2020
GOCOVRI Commercialization
In 2020, Adamas plans to advance GOCOVRI performance through:

–	Effective differentiation of GOCOVRI by communicating its unique clinical profile to drive health care provider adoption under experienced commercial leadership;

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Increased demand for GOCOVRI by elevating the urgency to treat dyskinesia and OFF in Parkinson’s disease through education about their disruptive impact on patients, both directly and through partnerships with advocacy organizations; and

–	Reducing barriers to access and improving fulfillment to provide an enhanced customer experience, while maintaining strong persistence on GOCOVRI.
ADS-5102 Multiple Sclerosis Walking Impairment Development
Adamas expects to engage with the FDA in the first half of 2020 to discuss a potential regulatory pathway for ADS-5102 for multiple sclerosis patients with walking impairment based on data from the INROADS Phase 3 trial.

Management Update
Adamas announces today that Jennifer J. Rhodes, General Counsel, Chief Business Officer, Chief Compliance Officer and Corporate Secretary, and Rajiv Patni, M.D., Chief Medical Officer, are leaving the company.
“I want to thank Jennifer and Rajiv for their many contributions to Adamas over the years,” said Mr. McFarlane. “Both have played important roles in helping transform Adamas from a development-stage company to a fully-integrated company delivering a meaningful difference for people affected by neurological diseases. Adamas is positioned for growth and we will maintain management continuity through these transitions, and ensure effective leadership going forward.”
About GOCOVRI®
GOCOVRI® (amantadine) extended release capsules is the first and only FDA-approved medicine indicated for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications. It is also the only medicine clinically proven to reduce both dyskinesia and OFF.
Taken once-daily at bedtime, GOCOVRI provides an initial lag and a slow rise in amantadine concentration during the night, resulting in a high concentration from the morning and throughout the waking day. Additionally, in the clinical trials, the adjunctive use of GOCOVRI did not require dose changes to dopaminergic therapies. The most commonly observed adverse reactions with GOCOVRI were hallucinations, dizziness, dry mouth, peripheral edema, constipation, falls and orthostatic hypotension.
For more information about GOCOVRI, please visit www.GOCOVRI.com.
About Adamas Pharmaceuticals, Inc.
At Adamas, our purpose and vision are clear: deliver innovative medicines that make a clinically meaningful difference for patients, caregivers and society. We are a fully-integrated company with a growing portfolio of therapies that address a range of neurological diseases. For more information, please visit www.adamaspharma.com.
Forward-looking statements
Statements contained in this press release regarding matters that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements contained in this press release regarding Adamas’ expectations of its fourth quarter and full year product sales of GOCOVRI and year end cash, cash equivalents, and available-for-sale securities, and its expectations to advance GOCOVRI and engage with the FDA in the first half of 2020 to discuss a potential regulatory pathway for ADS-5102 for multiple sclerosis patients with walking impairment. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied by such forward-looking statements. For example, with respect to the 2019 preliminary financial results, these results are unaudited and are subject to revision during the audit process. For a description of risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, including risks relating to Adamas’ research, clinical, development and commercial activities relating to GOCOVRI and ADS-5102, and the regulatory and competitive environment and Adamas’ business in general, see Adamas’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2019, particularly under the caption “Risk Factors.” Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Adamas undertakes no obligation to update any forward-looking statement in this press release, except as required by law.

Contact:
Investors:
Peter Vozzo
Managing Director, Westwicke
443-213-0505
peter.vozzo@westwicke.com

Media:
Sarah Mathieson
Vice President of Corporate Communications
510-450-3528
smathieson@adamaspharma.com